Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138095 on Form S-8 of SAIC, Inc., of our report dated June 29, 2007, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of AMSEC Employees 401(k) Profit Sharing Plan, which report expresses an unqualified opinion and includes an explanatory paragraph relating to valuation of investment securities for which market values are not readily ascertainable, for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Richmond, VA

June 29, 2007